Exhibit 3.1.1

amREIT, Inc.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter (the “Charter”) of AmREIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, upon the acceptance of these Articles of Amendment for record by the State Department of Assessments and Taxation of Maryland (the “Effective Time”), fifty percent (50%) of the issued and outstanding shares of Class A common stock, $0.01 par value per share, of the Corporation immediately prior to the Effective Time shall be changed into an equal number of issued and outstanding shares of Class B common stock, $0.01 par value per share, of the Corporation.

SECOND:  The amendment to the Charter as set forth above has been duly approved by the Board of Directors of the Corporation and approved by stockholders of the Corporation entitled to vote thereon as required by law.

THIRD:  There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 25th day of April, 2013.

ATTEST:		AmREIT, Inc.

By:	/s/ Chad C. Braun	By:	/s/ H. Kerr Taylor	(SEAL)
Name:	Chad C. Braun	Name:	H. Kerr Taylor
Title:	Secretary	Title:	Chairman and Chief Executive Officer